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                                                                      Exhibit 99

                                                           For Immediate Release

        Peritus Software Services Announces It Has Received a Non-Binding Offer for Acquisition of the Company

Westborough, MA. - March 28, 2001 - Peritus Software Services, Inc. (OTC:
PTUS.OB), a provider of solutions for software maintenance technology and services, today announced it has received a non-binding offer from Rocket Software, Inc. ("Rocket") for acquisition of the Company. Rocket currently owns 10,000,000 shares of the Company's common stock representing 36.6% of the total outstanding shares of 27,319,903.

Under the terms of the offer, the Company would be merged into Rocket or a Rocket subsidiary. All shareholders other than Rocket would be paid $0.19 per share in cash.

The offer provides that the transaction must be completed before June 30, 2001 and that the Company must have at least $5,650,000 in cash at closing prior to transaction costs. Completion of the transaction is subject to the negotiation of a definitive merger agreement, approval by the holders of a majority of Peritus' outstanding Common Stock, obtaining the requisite third party and governmental consents and other customary closing conditions. The parties intend to begin promptly negotiating a definitive merger agreement.

The Company's book value per share at December 31, 2000 was $0.23 and its cash and investment balance was $6,127,000. The Company's stock price closed at $0.072 on March 27, 2001.

"I am extremely pleased with this offer," said John Giordano, President and CEO. "It represents a substantial premium over our current market price, and slight premium over our estimate of book value after transaction costs assuming a closing at the end of June. In addition, I believe the Peritus business and the Rocket business fit very well together."

About Peritus

Founded in 1991, Peritus Software Services, Inc. offers products and services that enable organizations to improve the productivity, effectiveness and quality of the software evolution process. The Peritus Software Asset Maintenance (SAM) offerings enable organizations to transform the maintenance process into an efficient, cost-effective discipline that boosts productivity and performance. Peritus is headquartered in Westborough, MA. For more information, see the Peritus web site at http://www.peritus.com.
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This press release may contain certain forward-looking statements, which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in those forward looking statements as a result of various factors, including the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other public filings made by Peritus with the Securities and Exchange Commission, which factors are incorporated herein by reference. From time to time, the Company may also provide oral and or written forward-looking statements in other materials it releases to the public. The Company does not assume any obligation to update any of the forward-looking statements it makes.

Contact: Ronald C. Garabedian
         Vice President and Treasurer
         Peritus Software Services, Inc.
         Phone:  508-870-0963
         Fax:  508-870-0764
E-mail:  rgarabedian@peritus.com
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Peritus is a registered trademark of Peritus Software Services, Inc.